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                                                                January 17, 1997

Paul F. Solomon, Esq.
Graydon, Head & Ritchey
1900 Fifth Third Center
511 Walnut Street
Cincinnati, Ohio 45202

Dear Paul:

     Jacor Communications, Inc. and its subsidiaries (collectively, the "Company") hereby extend an offer of employment to you on the following terms:

Position:      Senior Vice President - General Counsel.  In such capacity, you shall perform such functions as are reasonably incident to such position, and shall otherwise perform such functions as the Board of Directors or senior executive officers of the Company may reasonably determine commensurate with your skill and professional status as an attorney. Your employment location shall be in the Greater Cincinnati, Ohio/Northern Kentucky area throughout your employment with the Company. Although it may be necessary for you to travel out-of-town on occasion as part of your employment, such travel will not be required as a routine part of your duties.

Start Date:    You will start your employment with the Company at a mutually acceptable date, but not later than on February 10,1997.

Base Salary:   Not less than $215,000 per annum, to be reviewed periodically
               (but not less than annually) and increased as deemed appropriate by the Board of Directors or its Compensation Committee.

Bonus: Full participation in such bonus programs as may be provided by the Company to its executive employees in general; such bonus plan currently calls for bonuses of 50% of Base Salary if certain Company performance goals are attained. Such participation shall commence in calendar year 1997.
Stock
Options: On the Start Date, you will be granted options to purchase between 20,000-25,000 shares of the Company's common stock. The option price for such shares shall not be greater than the average closing price of Company's common stock (as quoted on NASDAQ) during the 30 days preceding the date hereof. Such options shall vest as follows: 25% shall vest on the Start Date, and 25% shall vest on each of the first three anniversaries of the Start Date. The undersigned and Bobby Lawrence will recommend to the Board of Directors or its Compensation Committee that such number of option shares be set at no less than 25,000, and that the option price be set as low as legally permissible. You will be entitled to such future grants of stock options as shall be determined by the Board of Directors or its Compensation Committee.

Benefits:      Full participation in such insurance and fringe benefit programs as may be provided by the Company to its employees in general
               (health insurance, disability insurance, life insurance,

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               D&O insurance, 401(k) plan and other wise), and its executive employees in particular. The company shall pay for your dues and membership fees for the Cincinnati, Ohio and American (and if appropriate, Northern Kentucky and Kentucky) Bar Associations.
               In addition, the Company will at its cost provide you with a cellular phone and reimburse you for the use thereof on the Company's behalf.

Continuing
Education:     You shall be permitted to devote sufficient time each year, at the Company's cost, to attend seminars to satisfy the continuing legal education requirements to maintain your license to practice law in Ohio, and if appropriate, Kentucky and to otherwise develop practice areas that would enhance your ability to perform your duties for the Company.

Vacation:      You shall be permitted to take up to four (4) weeks of paid vacation each calendar year.

Term/
Termination:   Your employment with the Company shall be at-will, and may be terminated by the Company or by you with or without cause;
               provided, however, that in the event your employment with the Company is terminated by the Company for any reason other than
               (a) commission of a material act by you against the Company which amounts to fraud or embezzlement, or (b) actions by you which constitute a material breach by you of your obligations hereunder
               (provided that you will be afforded notice and a reasonable time and opportunity to cure any such acts or bread), then (i) the Company shall immediately upon notice of such termination pay you in one lump sum an amount equal to the aggregate compensation paid to you during the one year period ending on the date of such termination (provided that such amount shall in no event be less than your annual base salary at such time); and (ii) all stock options that have theretofore been granted to you shall fully vest immediately upon notice of such termination (rather than in accordance with the vesting schedule set forth above in "Stock
               Options").

Assignment:    This Agreement shall not be assignable by either you or the
               Company without the prior mutual agreement of you and the Company.

                                      JACOR COMMUNICATIONS, INC.

                                      By: /s/ Randy Michaels
                                         ---------------------------
                                         Randy Michaels, Chief Executive Officer

ACCEPTED AND AGREED

/s/ Paul F. Solomon
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Paul F. Solomon

Date: January 17, 1997